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                                                                      EXHIBIT 99
Contacts:

  Michael N. Kilpatric   Steven K. Eck  Suzanne C. Shenk     Susan G. Gaffney

  News Media             News Media     Investor Relations   Investor Relations

  610-993-3662           610-993-3501   610-993-3526         610-993-3694
  mkilpatric@ikon.com    seck@ikon.com  sshenk@ikon.com      sgaffney@ikon.com

                          IKON OFFICE SOLUTIONS LOWERS

                     EARNINGS EXPECTATION FOR THIRD QUARTER

  Cites Short-Term Issues Related to Acceleration of Company's Transformation Process


     Valley Forge, Pennsylvania---June 19, 1997---IKON Office Solutions
(NYSE: IKN) today announced that it anticipates lower-than-expected earnings in its fiscal third quarter, ending June 30. The Company said that the decline is due to short-term issues related to the acceleration of its business transformation process. IKON expects to earn, excluding $18 million to $22 million in transformation costs, approximately $0.30 to $0.32 per share in the third quarter compared with a consensus market expectation of $0.40 per share. For the fourth quarter, the Company now expects earnings per share in the range of $0.33 to $0.36 before transformation costs of about $20 million to $25 million.

     Of the operating income shortfall we anticipate in the third quarter, approximately half is due to lower sales productivity in certain markets which we expect will result in a lower internal revenue growth rate of approximately 11 percent to 12 percent in North America. The remaining half is in SG&A (sales, general and administrative) expenses that were expected to be eliminated this quarter through the transformation process.

     "Despite the reduced expectations, our business remains strong, with continuing healthy revenue growth and solid gross margins in all aspects of our operations," said John E. Stuart, IKON's chairman and chief executive officer. "However, we

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overestimated our ability to complete the transformation while also maintaining the `sprint pace' in growth that we have enjoyed historically. We failed to recognize the temporary strain the transformation would put on sales growth in our traditional copier business. At the same time, however, our newer businesses--outsourcing and technology services--continue on plan and are performing exceptionally well.

     "Our business strategy is sound, and our long-term prospects are excellent. The markets in which we compete are high-growth and service-oriented, and we are changing our infrastructure and processes to capitalize on the many opportunities there. IKON's transformation, which has been underway for 18 months, has achieved significant progress and is on target to be substantially completed by the end of 1998. In 1998, we expect to achieve 20 percent earnings growth, excluding transformation costs of $50 million to $75 million. The shortfall we are announcing today does not reflect any fundamental operating problems."

     Stuart added, "At the end of the second quarter in March of this year, we entered the most challenging stage of the accelerated transformation as we began the actual movement of people and processes within IKON. This is inherently the most disruptive phase of the change process, and we very much underestimated its impact on our business."

     IKON's transformation program includes a variety of activities designed to significantly lower its administrative costs and dramatically improve margins. These activities include consolidating purchasing, inventory control, logistics, and other activities into 13 customer service centers in the United States, establishing a single financial processing center, building a common information technology system, adopting a common name, and creating sales and service marketplaces.

     Stuart said, "We remain committed to substantially completing the transformation on time, and we are confident that our total solutions strategy will result in significant growth and increased shareholder value."

     IKON Office Solutions (http://www.ikon.com) is one of the world's leading office technology companies providing customers with total office solutions from copier and printing systems, computer networking and digital document services to copy center

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management, technology training and electronic file conversion. With fiscal 1996 revenues of more than $4 billion, IKON Office Solutions has more than 900 locations in the U.S., Canada, Mexico, the United Kingdom, France, Germany and Denmark.

     This news release includes information which may constitute forward-looking statements made pursuant to the safe harbor provisions of the federal securities laws. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectation will prove correct. This information is subject to risk and uncertainties such as those relating to managing an aggressive program to acquire and integrate new companies; conducting activities in a competitive environment; delays, difficulties, management transitions and employment issues associated with its transformation project; and general economic conditions. Therefore, actual results may differ materially from the forward-looking statements.


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